Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KENNEDY-WILSON HOLDINGS, INC.

FIRST:  The name of the corporation is Kennedy-Wilson Holdings, Inc. (the “Corporation”).

SECOND:  The Corporation’s registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 201,000,000, of which 200,000,000 shares shall be common stock with a par value of $.0001 per share (the “Common Stock”) and 1,000,000 shares shall be Preferred Stock with a par value of $.0001 per share (the “Preferred Stock”).

1.          Preferred Stock. The Board of Directors (the “Board”) is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

2.         Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

1.           The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws, and vacancies in the Board and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws.

2.           The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

3.         All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Third Amended and Restated Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board.

4.           The Board shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the Bylaws, except to the extent that the Bylaws or this Third Amended and Restated Certificate of Incorporation otherwise provide.

5.          No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer; provided that nothing contained in this Article FIFTH shall eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the Corporation.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  Any repeal or modification of this paragraph (5) by either (A) the stockholders of the Corporation or (B) an amendment to the DGCL shall not adversely affect any right or protection of a director or officer of the Corporation with respect to events occurring prior to the time of such repeal or modification.

6.           The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such directors and officers.  The Corporation may, in its sole discretion, indemnify such other persons that such Section grants the Corporation the power to indemnify.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.